Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carrizo Oil & Gas, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement on Form S-4 of Carrizo Oil & Gas, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

January 13, 2015